Exhibit 10.1

Execution Version

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) dated October 15, 2023, is made and entered into by and between Harte Hanks, Inc. (the “Company”), and Laurilee Kearnes (the “Former Executive”).

WHEREAS, the Former Executive is covered by the Company’s Executive Severance Policy (the “Severance Policy”);

WHEREAS, the Former Executive’s employment with the Company has terminated effective as of October 13, 2023 (the “Termination Date”), and the Former Executive is eligible for payments and benefits pursuant to the Severance Policy as a result of such termination, subject to the terms and conditions set forth in the Severance Policy and this Agreement; and

WHEREAS, pursuant to the Severance Policy, it is a condition precedent to the Company’s obligations to pay or provide the severance benefits under the Severance Policy that Former Executive executes, delivers and does not revoke, this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and in the Severance Policy, the sufficiency and receipt of which is hereby acknowledged, the Former Executive agrees as follows:

1. The Severance Package. In exchange for the Former Executive’s agreements as set forth herein (including, without limitation, Sections 2, 6, 7 and 8), and subject to Former Executive executing and not revoking this Agreement within the time period set forth herein, the Company will provide the Former Executive with the following (collectively, the “Severance Package”):

(a) The Company will provide Former Executive with a “Separation Payment” in the gross amount of $350,000, less withholdings and deductions required by law. The Separation Payment will be paid in equal installments via the Company’s regular payroll for a period of twelve (12) months following the Termination Date. The first payment will be made on the 30th day following the Termination Date (the “First Payment Date”) and will include the amount of the Separation Payment that would have been due and payable from the Termination Date through the First Payment Date.

(b) Former Executive’s participation in the Company’s group health plan as an active employee will cease on October 31, 2023. If Former Executive elects to continue Former Executive’s group health coverage through COBRA, and properly completes and submits the necessary election forms, the Company will pay, on Former Executive’s behalf, the employer-portion of Former Executive’s monthly COBRA premiums for the lesser of (i) a period of twelve (12) months following the Termination Date, and (ii) the date Former Executive becomes eligible for healthcare coverage under another employer’s plans.

(c) 13,332 time-based restricted stock units, which are unvested as of the Termination Date, will become vested and will be settled as follows: (i) 6,666 restricted stock units will be settled on the Release Effective Date (as defined below) and (ii) 6,666 restricted stock units will be settled on May 26, 2024, and will otherwise continue to be subject to the terms of the applicable award agreement and the applicable equity plan.

Execution Version

(d) 6,000 performance-based restricted stock units (the “PSUs”) will remain eligible to vest during the 90-day period immediately following the Termination Date (the “Extended Period”), to the extent the Company’s common stock has been maintained at or above $11.00 for a consecutive 90-day period that ends at any time during the Extended Period, and will otherwise continue to be subject to the terms of the applicable award agreement and applicable equity plan; if the PSUs do not vest during the Extended Period, the PSUs will be cancelled for no consideration on the last day of the Extended Period. All other performance-based restricted stock units held by the Former Executive as of the Termination Date will be cancelled for no consideration as of the Termination Date.

(e) In consideration for, and subject to, Former Executive’s compliance with Sections 6 and 8 of this Agreement, Former Executive will earn an annual bonus for the 2023 calendar year in the amount of $120,000, less applicable taxes and withholdings, to be paid following December 31, 2023, but no later than January 31, 2024 (the “2023 Bonus”).

Regardless of whether Former Executive executes this Agreement, she will be entitled to receive payment of (i) any base salary which is earned but unpaid as of the Termination Date and (ii) to the extent required by law, all vacation and other paid time off accrued but unused through the Termination Date.

2. General Release and Waiver of Claims.

(a) In consideration of the Severance Package to be provided to Former Executive by the Company as set forth herein, Former Executive hereby releases and forever discharges and holds the Company, each subsidiary of the Company, each affiliate of the Company and each officer, director, employee, partner (general and limited), shareholder, stakeholder, member, manager, agent, subsidiary, affiliate, successor and assign and insurer of any of the foregoing (collectively, the “Releasees”) harmless from all claims or suits, of any nature whatsoever (whether known or unknown), being directly or indirectly related to Former Executive’s employment or service with the Company or the termination thereof, including, but not limited to, any claims for notice, pay in lieu of notice, wrongful dismissal, discrimination, harassment, severance pay, bonus, incentive compensation, equity compensation, and all other claims relating to Former Executive’s employment or service with the Company or the termination thereof.

(b) This release includes, but is not limited to, contract and tort claims arising out of any legal restriction on the Company’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, including by not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991; the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), including the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law (statutory or decisional), regulation or ordinance (if and to the extent applicable and as the same may be amended from time to time), or under any public policy, contract or tort, or under common law; or arising under any

Execution Version

policies, practices or procedures of the Releasees; or any claim for wrongful discharge, breach of contract, negligence, infliction of emotional distress, defamation or any claim for costs, fees, or other expenses (including attorney’s fees incurred in these matters), which arose through the date Former Executive executes this Agreement.

(c) Former Executive acknowledges that the consideration given for this Agreement (the Severance Package) is in addition to anything of value to which Former Executive was already entitled.

(d) Former Executive acknowledges that because this Agreement contains a general release of all claims including under the ADEA, and is an important legal document, she has been advised to consult with legal counsel of her own choosing. Former Executive may take up to twenty-one (21) days following the Termination Date to decide whether to execute this Agreement, and she may revoke her signature on this Agreement by delivering or mailing (including via email) a signed notice of revocation to the Company at its corporate offices (attn: Bob Wyman) within seven (7) days after executing this Agreement. The day immediately following the last day of this seven-day revocation period is referred to herein as the “Release Effective Date”.

(e) Notwithstanding the foregoing, this Agreement does not release (i) claims which cannot be lawfully released, and (ii) any rights the Former Executive has to indemnification under any Company plan, policy, insurance coverage or by-law, or pursuant to applicable law. Further, the release contained herein does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (A) to Former Executive and her eligible, participating dependents or beneficiaries with respect to any vested benefits under any existing group welfare (excluding severance) or retirement plan of the Company in which Former Executive is a participant, or (B) with respect to the Severance Package.

(f) Former Executive acknowledges that there is a risk that after signing this Agreement she may discover losses or claims that are released under this Agreement, but that are presently unknown to her. Former Executive assumes this risk and understands that this Agreement shall apply to any such losses and claims. Former Executive understands that this Agreement includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released herein. Former Executive acknowledges that by accepting the Severance Package, she assumes and waives the risks that the facts and the law may be other than as she believes.

3. Nothing in this Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or any other government agency to enforce the law; provided, however, Former Executive is barred from receiving any monetary damages in connection with any EEOC or other government agency proceeding concerning matters covered by this Agreement to the fullest extent permitted by law.

4. This Agreement shall not be construed as an admission by any of the Releasees or the Former Executive of any violation of any federal, state or local law.

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5. Resignations. As of the Termination Date, Former Executive will be deemed to have resigned from all board of director seats and all other fiduciary and officer positions held with the Company and any of its affiliates, without any further action on the part of the Company or Former Executive; provided that Former Executive will execute any additional documents the Company determines may be necessary to effectuate such resignations.

6. Cooperation. In consideration for receiving the 2023 Bonus, Former Executive agrees to provide transition assistance to the Company through December 31, 2023, by making herself available by telephone and/or email at reasonable times to provide information to, and to consult with, the Chief Executive Officer (or his designee) on matters about which Former Executive has knowledge as a result of Former Executive’s relationship and work with the Company, and to assist in the orderly transition of her duties and responsibilities, to the satisfaction of the Chief Executive Officer. In connection with the foregoing, Former Executive will only communicate with the Chief Executive Officer (or his designee) and will not be permitted to communicate with other employees, customers or other constituents of the Company in connection with providing such transition assistance or to provide direction regarding the business of the Company to anyone other than the Chief Executive Officer (or his designee). If Former Executive fails to satisfy the cooperation and transition assistance described in this Section 6 (as determined by the Chief Executive Officer), she will not earn the 2023 Bonus.

7. Restrictive Covenants. Former Executive acknowledges that the Company’s obligations to pay or continue to provide any portion of the Severance Package is expressly conditioned on her continued compliance with the restrictive covenants set forth in this Section 7 (collectively, the “Restrictive Covenants”), and Section 8:

(a) For 12 months following the Termination Date, Former Executive shall not (whether directly or indirectly, individually or for any person or organization) solicit, divert, interfere with, disturb or take away, or attempt to solicit, divert, interfere with, disturb or take away (A) the services of any current or former employee or independent contractor of the Company, or (B) the patronage of the following (each, a “Client”): (i) any customer or prospective customer of Harte Hanks’ Customer Interaction division (but limited to those who are current customers at the time of such solicitation or to whom Harte Hanks provided or proposed goods, services or software in the year preceding the Termination Date); or (ii) any person or organization that purchased goods, services or software from the Company or its affiliates during any time within the year preceding the Termination Date, and for which purchase Employee received a commission or other compensation related to the provision thereof. Notwithstanding Section 7(a)(A) above, it shall not be a breach of Section 7(a)(A) for Former Executive to maintain a social relationship with current and/or former employees of the Company, nor shall it be a breach of Section 7(a)(A) for Former Executive to interact with current or former employees of the Company by way of social media, in person, or otherwise, so long as Former Executive does not engage in any of the activities prohibited under Section 7(a)(A).

Execution Version

(b) At all times following the Termination Date, Executive agrees to hold the Proprietary Information (as defined below) in strictest confidence, to take all reasonable steps to prevent the Proprietary Information from being disclosed to third parties, and to refrain from using the Proprietary Information for any purpose other than the conduct of the Company’s business pursuant to Section 6 of this Agreement. For purposes of this Section 7(b), “Proprietary Information” shall mean any and all knowledge, data or information of a business nature relating to the Company or its affiliates, including without limitation (a) trade secrets, copyrights, ideas, business practices, formulas, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, all technical data, proposals, reports, and client or vendor information compiled by the Company, and any modifications or enhancements thereto, software, programs, and information (whether or not necessarily in writing) which has actual or potential economic value to the Company; (b) marketing techniques and materials, pricing information, cost information, margin information, client and vendor information of any type (including client identities, project information and terms of engagement), information regarding the Company’s interactions with third parties, governmental entities and personnel, business plans, business strategy, financial statements, projections, budgets and financial information of any type; and (c) information regarding the skills and compensation of the Company employees and independent contractors.

8. Mutual Non-Disparagement.

(a) Former Executive will not make any statement to any person, or induce any third party to make any such statement, whether written or oral, and whether expressed as a fact, opinion or otherwise, that disparages, maligns, defames, libels or slanders the Company or any of its parents, subsidiaries and affiliates, or any of their respective present and former directors, officers, partners, members, shareholders, agents, representatives, employees, successors and assigns. Notwithstanding the foregoing, Former Executive will not be prohibited from making truthful statements to any government agency, pursuant to lawfully compelled testimony or as otherwise required or protected by applicable law. The Company hereby agrees that it shall instruct its officers and board members not to make any statement to any person or induce any third party to make any such statement, whether written or oral, and whether expressed as a fact, opinion or otherwise, that disparages, maligns, defames, libels or otherwise slanders the Former Executive.

9. Right to an Attorney; Voluntary Agreement. FORMER EXECUTIVE ACKNOLWEDGES THAT SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY; THAT TO THE EXTENT SHE HAS DESIRED, SHE HAS AVAILED HERSELF OF THAT RIGHT; THAT SHE HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; AND THAT SHE IS KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT.

10. Resolution of Disputes. Any disagreement, dispute, controversy or claim arising between the parties, including, but not limited to, any disagreement, dispute controversy or claim arising out of or relating to this Agreement (except for any disputes relating to Former Executive’s breach of Section 8 of this Agreement or any breach of the Restrictive Covenants), shall be settled exclusively and finally by arbitration before a nationally recognized alternative dispute resolution service (an “ADR Service”). The arbitration shall be conducted in Middlesex County, in accordance with the applicable rules of the ADR Service before a single independent and impartial arbitrator selected in accordance with the procedures of the ADR Service or as otherwise mutually agreed. Each party shall bear its or his own legal expenses and disbursements incurred in

Execution Version

connection with the arbitration. Any decision or award of the arbitrator shall be final and binding on both parties, and both parties hereby waive, to the extent permitted by law, any rights to appeal or to seek review of such award by any court or tribunal. This paragraph shall be governed by the Federal Arbitration Act, Title 9, United States Code, as may be amended from time to time, including any provision therein that provides that no disputes or claims for sexual harassment shall be subject to mandatory arbitration.

Any dispute with respect to the obligations set forth in Section 8 of this Agreement or to enforce the Restrictive Covenants shall be brought in the U.S. District Court for the District of Massachusetts, and if jurisdiction is lacking, in the state courts located in Middlesex County. Each party hereto hereby waives to the extent permitted by law any rights to a jury trial and to seek or recover punitive damages against the other party.

11. Miscellaneous.

(a) Governing Law. This Agreement and any and all claims arising out of, under pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by the laws of the State of Massachusetts (without regard to any conflict of law rules which might result in the application of the laws of any other jurisdiction).

(b) Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

(d) Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Former Executive, other than by will or the laws of descent or distribution.

(e) Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any arbitrator or court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

Execution Version

(f) Modification; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

(g) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Former Executive to induce Former Executive to enter into this Agreement other than the express terms set forth herein, and Former Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(h) Section 409A. The parties agree that this Agreement is intended to be administered in accordance with Section 409A of the Internal Revenue Code of 1986 (together with Treasury Regulations and related written guidance from the Internal Revenue Service, “Section 409A”). It is the intention of the parties that the compensation and benefits set forth in this Agreement be exempt from Section 409A as short-term deferrals or payments under the separation pay exemption. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A, and to the extent required, be subject to any applicable six (6) month delay for “specified employees” if required in order to avoid the imposition of any excise tax under Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding the foregoing, nothing contained herein constitutes tax advice or provides any form of tax indemnity, and the Company shall have no obligation to indemnify or bear any responsibility for any adverse tax consequence(s) to the Former Executive in connection with this Agreement.

12. Protected Disclosures. Nothing in this Agreement will preclude, prohibit or restrict Former Executive from (a) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (b) participating or cooperating in any investigation conducted by any governmental agency or authority; or (c) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Former Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity,

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including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Former Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Former Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Former Executive is not required to notify the Company that Former Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Former Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 12 shall be deemed to be amended to reflect the same.

[Signature page to follow]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Harte Hanks, Inc.

By:	/s/ Kirk A. Davis
Name: Kirk A. Davis
Title: Chief Executive Officer

Accepted and Agreed to:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARTILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS FOLLOWING THE TERMINATION DATE AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED. I ALSO UNDERSTAND THAT I MAY REVOKE MY SIGNATURE WITHIN SEVEN (7) DAYS AFTER SIGNING.

Laurilee Kearnes

/s/ Laurilee Kearnes

Date: October 15, 2023